As filed with the Securities and Exchange Commission on May 8, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JELD-WEN HOLDING, INC.

(Exact name of registrant as specified in its charter)

Delaware	93-1273278
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2645 Silver Crescent Drive Charlotte, North Carolina	28273
(Address of Principal Executive Offices)	(Zip Code)

JELD-WEN Holding, Inc. 2017 Omnibus Equity Plan (as amended and restated)

(Full title of the plan)

James S. Hayes

Executive Vice President, General Counsel & Corporate Secretary

JELD-WEN Holding, Inc.

2645 Silver Crescent Drive

Charlotte, North Carolina 28273

(Name and address of agent for service)

(704) 378-5700

(Telephone number, including area code, of agent for service)

Copies to:

Christopher J. Gyves

Sudhir N. Shenoy

Womble Bond Dickinson (US) LLP

301 S. College St., Suite 3500

Charlotte, North Carolina 28202

(704) 331-4900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On April 24, 2025, at the 2025 Annual Meeting of Stockholders of JELD-WEN Holding, Inc. (the “Registrant”), the Registrant’s stockholders approved the JELD-WEN Holding, Inc. 2017 Omnibus Equity Plan, as amended and restated (the “Plan”), to, among other things, increase the number of shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), available for issuance under the Plan by 2,000,000 shares. The Registrant is filing this Registration Statement on Form S-8 (this “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), such additional 2,000,000 shares of Common Stock for issuance under the Plan. Pursuant to General Instruction E, the contents of the Registration Statements on Form S-8 filed with the United States Securities and Exchange Commission (the “Commission”) on February 3, 2017 (Registration No. 333-215892) and August 1, 2022 (Registration No. 333-266442) are incorporated by reference into this Registration Statement, except as supplemented by the information set forth below.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act. Documents containing the information required by Part I of the Registration Statement will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(1)

The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (File No. 001-38000), filed with the Commission on February 20, 2025 (the “Form 10-K”), including information specifically incorporated by reference into the Form 10-K from the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 13, 2025;

(2)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2025, filed with the Commission on May 8, 2025;

(3)

The Registrant’s Current Reports on Form 8-K, filed with the Commission on January  10, 2025; January  21, 2025 (other than with respect to the disclosure under Item 7.01); February  11, 2025; March  26, 2025; and April 25, 2025; and

(4)	The description of the Common Stock contained in Exhibit 4.1 to the Form 10-K, including any amendments or supplements thereto filed for the purpose of updating such description.

In addition, all reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, as amended (the “Exchange Act”), on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any document or any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend, approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The Registrant’s Second Amended and Restated Certificate of Incorporation (“Certificate”) contains a provision which eliminates directors’ personal liability as set forth above.

The Registrant’s Certificate and Fourth Amended and Restated Bylaws (“Bylaws”) provide in effect that the Registrant shall indemnify its directors and officers to the extent permitted by the Delaware law. Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify its directors, officers, employees, and agents in certain circumstances. Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe that his or her conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 further provides that to the extent that a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the party seeking indemnification may be entitled; that the corporation is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145; and that, unless indemnification is ordered by a court, the determination that indemnification under subsections (a) and (b) of Section 145 is proper because the director, officer, employee or agent has met the applicable standard of conduct under such subsections shall be made by (i) a majority vote of the directors who are not parties to such action, suit or proceeding (or a committee of such directors designated by majority vote of such directors), even though less than a quorum, (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iii) by the stockholders.

The right to indemnification conferred by the Registrant’s Certificate and Bylaws also includes the right to be paid the expenses (including attorneys’ fees) incurred by a present or former director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of its final disposition, provided, however, that if Delaware law requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer shall be made only upon delivery to the Registrant of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under the Registrant’s Certificate, Bylaws, or otherwise.

In addition, the Registrant has entered into indemnification agreements with each of its directors and certain of its officers, a form of which is filed as Exhibit 10.30 to the Form 10-K. These agreements require the Registrant to indemnify such persons to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any action, suit or proceeding against them as to which they could be indemnified.

The Registrant has in effect insurance policies for general officers’ and directors’ liability insurance covering all of its officers and directors.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1(1)	Second Amended and Restated Certificate of Incorporation of JELD-WEN Holding, Inc.

4.2(2)	Fourth Amended and Restated Bylaws of JELD-WEN Holding, Inc.

5.1	Opinion of Womble Bond Dickinson (US) LLP.

23.1	Consent of Womble Bond Dickinson (US) LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (contained on signature page hereto).

99.1(3)	JELD-WEN Holding, Inc. 2017 Omnibus Equity Plan (as amended and restated).

107.1	Calculation of Filing Fee Tables.

(1)	Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K (File No. 001-38000), filed with the Commission on May 4, 2022.
(2)	Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K (File No. 001-38000), filed with the Commission on February 9, 2024.
(3)	Incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K (File No. 001-38000), filed with the Commission on April 25, 2025.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with, or furnished to, the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with, or furnished to, the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on May 8, 2025.

JELD-WEN HOLDING, INC.

By:	/s/ James S. Hayes
	Name:	James S. Hayes
	Title:	Executive Vice President, General Counsel & Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby appoints Samantha L. Stoddard and James S. Hayes and each of them severally, acting alone and without the other, his or her true and lawful attorney-in-fact with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments, to this Registration Statement on Form S-8, and to sign any and all additional registration statements relating to the same offering of securities of this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 8, 2025.

Signature	Position

/s/ William J. Christensen	Chief Executive Officer and Director
William J. Christensen	(Principal Executive Officer)

/s/ Samantha L. Stoddard	Executive Vice President, Chief Financial Officer
Samantha L. Stoddard	(Principal Financial Officer)

/s/ Michael A. Leon	Senior Vice President and Chief Accounting Officer
Michael A. Leon	(Principal Accounting Officer)

/s/ David G. Nord	Chair
David G. Nord

/s/ Antonella B. Franzen	Director
Antonella B. Franzen

/s/ Catherine A. Halligan	Director
Catherine A. Halligan

/s/ Michael F. Hilton	Director
Michael F. Hilton

/s/ Tracey I. Joubert	Director
Tracey I. Joubert

/s/ Cynthia G. Marshall	Director
Cynthia G. Marshall

/s/ Bruce M. Taten	Director
Bruce M. Taten

/s/ Roderick C. Wendt	Director
Roderick C. Wendt

/s/ Steven E. Wynne	Director
Steven E. Wynne